Registration Statement No. 333-

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FORD MOTOR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-0549190

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126-1899
(Address of Principal Executive Offices)	(Zip Code)

FORD MOTOR COMPANY 2018 LONG-TERM INCENTIVE PLAN

(Full Title of Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(800) 677-3394

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ X ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Exhibit Index begins on page 2.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Ford Motor Company (“Ford” or the “Company”) to register an additional 30,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) for issuance under the Ford Motor Company 2018 Long-Term Incentive Plan (the “2018 Plan”).

Pursuant to the Registration Statements on Form S-8 (Nos. 333-226348, 333-231058, 333-240220, 333-258240 and 333-266359) filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2018, April 26, 2019, July 31, 2020, July 29, 2021 and July 28, 2022, respectively (together, the “Prior Registration Statements”), the Company previously registered an aggregate of 153,100,000 shares for issuance under the 2018 Plan. The Company is filing this Registration Statement to register 30,000,000 additional Shares reserved for issuance under the 2018 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended or superseded by the information set forth herein.

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the 2018 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Exhibit Description

Exhibit 4.1	Ford Motor Company 2018 Long-Term Incentive Plan, effective as of May 1, 2018. Incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-226348.

Exhibit 5.1	Opinion of Jonathan E. Osgood, Secretary and Assistant General Counsel of Ford Motor Company, with respect to the legality of the securities being registered hereunder. Filed with this Registration Statement.

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm. Filed with this Registration Statement.

Exhibit 23.2	Consent of Jonathan E. Osgood, Secretary and Assistant General Counsel of Ford Motor Company (included in Exhibit 5.1).

Exhibit 24.1	Powers of Attorney authorizing signature. Filed with this Registration Statement.

Exhibit 24.2	Certified resolutions of Board of Directors authorizing signature pursuant to a power of attorney. Filed with this Registration Statement.

Exhibit 107	Filing Fee Table. Filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(B)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 2nd day of May, 2023.

FORD MOTOR COMPANY

By:	James D. Farley, Jr.*
(James D. Farley, Jr.)
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

William Clay Ford, Jr.*	Director, Chair of the Board,	May 2, 2023
(William Clay Ford, Jr.)	Executive Chair, Chair of the
Office of the Chair and Chief
Executive Committee, and Chair of
the Finance Committee

James D. Farley, Jr.*	Director, President and	May 2, 2023
(James D. Farley, Jr.)	Chief Executive Officer
(principal executive officer)

Kimberly A. Casiano*	Director	May 2, 2023
(Kimberly A. Casiano)

Alexandra Ford English*	Director	May 2, 2023
(Alexandra Ford English)

Henry Ford III*	Director	May 2, 2023
(Henry Ford III)

William W. Helman IV*	Director and Chair of the	May 2, 2023
(William W. Helman IV)	Sustainability, Innovation and Policy
Committee

Jon M. Huntsman, Jr.*	Director	May 2, 2023
(Jon M. Huntsman, Jr.)

William E. Kennard*	Director and Chair of the Nominating	May 2, 2023
(William E. Kennard)	and Governance Committee

John C. May II*	Director	May 2, 2023
(John C. May II)

Beth E. Mooney*	Director	May 2, 2023
(Beth E. Mooney)

Lynn Vojvodich Radakovich*	Director and Chair of the	May 2, 2023
(Lynn Vojvodich Radakovich)	Compensation, Talent and Culture
Committee

John L. Thornton*	Director	May 2, 2023
(John L. Thornton)

John B. Veihmeyer*	Director and Chair of the Audit	May 2, 2023
(John B. Veihmeyer)	Committee

John S. Weinberg*	Director	May 2, 2023
(John S. Weinberg)

Catherine A. O’Callaghan*	Controller	May 2, 2023
(Catherine A. O’Callaghan)	(principal accounting officer)

John T. Lawler*	Chief Financial Officer	May 2, 2023
(John T. Lawler)	(principal financial officer)

*By: /s/ Jonathan E. Osgood
(Jonathan E. Osgood, Attorney-in-Fact)